Exhibit 99.1

Accenture Reports Second-Quarter Fiscal 2003 Results

NEW YORK; April 14, 2003—Accenture (NYSE: ACN) today reported results for the second quarter of fiscal 2003, ended Feb. 28, 2003, exceeding the analysts’ consensus estimates for earnings per share and in line with analysts’ consensus estimates for net revenues.

Revenues before reimbursements (“net revenues”) for the second quarter were $2.83 billion, a decrease of 3 percent in U.S. dollars and 9 percent in local currency from net revenues in the second quarter last fiscal year. Excluding revenues of two businesses in which Accenture increased its ownership in fiscal year 2002, Avanade and Accenture HR Services, net revenues declined 4 percent in U.S. dollars.

Diluted earnings per share for the second quarter were $0.25. This compares with $0.02 on a GAAP basis, and $0.23 excluding investment write-downs, for the second quarter last fiscal year.

Operating income for the second quarter was $368 million, representing 13.0 percent of net revenues, compared with $388 million, or 13.3 percent of net revenues, for the second quarter last fiscal year.

Income before minority interest for the second quarter was $250 million, compared with $25 million on a GAAP basis, and $236 million excluding investment write-downs, for the same quarter last fiscal year.

“We are pleased with Accenture’s solid performance in the second quarter, especially taking into account the challenging economic and geopolitical environment in which we continue to operate,” said Joe W. Forehand, Accenture chairman and CEO. “We had strong contract bookings in the quarter of approximately $4.75 billion, the second-highest in our company’s history. In addition, our people around the world continue to adhere to our disciplined cost-management program and remain focused on delivering services and solutions of the highest quality to help our clients improve their business performance.”

Accenture’s balance sheet continued to strengthen during the quarter. The company ended the second quarter with nearly $1.7 billion in cash, up $211 million from Nov. 30, 2002 and $368 million from Aug. 31, 2002. For the six months ended Feb. 28, 2003, operating cash flow was $612 million, compared with $256 million for the same period last fiscal year. Free cash flow, defined as operating cash flow net of property and equipment additions, was $533 million for the six months ended Feb. 28, 2003, compared with $165 million for the same period last fiscal year. Total debt at Feb. 28, 2003 was $59 million, down $3 million from Nov. 30, 2002.

Outsourcing accounted for $828 million of net revenues in the second quarter, an increase of 33 percent over net revenues from outsourcing in the same quarter last year. Outsourcing now represents 29 percent of total net revenues and continues to be an area that the company is targeting for growth. Consulting revenues were approximately $2 billion, representing a decline of 15 percent from the second quarter last fiscal year.

Net revenues for Accenture’s Communications & High Tech operating group were $786 million, an increase of 5 percent, and net revenues for the Government operating group were $362 million, an increase of 12 percent over the second quarter last fiscal year. The Financial Services operating group reported net revenues of $570 million, a decrease of 5 percent. The Products operating group reported net revenues of $642 million, a decline of 10 percent, and the Resources operating group had net revenues of $464 million, a decline of 12 percent.

From a geographic perspective, net revenues in Accenture’s Europe, Middle East, and Africa (EMEA) region were $1.29 billion, an increase of 2 percent in U.S. dollars and a decrease of 13 percent in local currency, reflecting the strength of the Euro and the British pound. Net revenues in the Americas region were $1.35 billion, a decrease of 9 percent in U.S. dollars and a decrease of 6 percent in local currency, reflecting the strength of the U.S. dollar against the Mexican peso, the Argentinean peso and the Brazilian real. Net revenues in the Asia Pacific region were $191 million, an increase of 7 percent in U.S. dollars and flat in local currency.

Cost of services before reimbursements increased $109 million, or 6 percent, over the second quarter of last year, and as a percentage of net revenues increased from 59 percent to 64 percent. This is primarily due to a $218 million increase in outsourcing contract costs, driven by the growth in outsourcing revenues, partially offset by a $108 million decrease in variable compensation expense. The company did not accrue for additional fiscal 2003 variable compensation expense in the second quarter.

Selling, general and administrative costs decreased $175 million, or 21 percent, from the second quarter of last year, and as a percentage of net revenues decreased from 28 percent to 23 percent of net revenues. This is primarily due to a $50 million decrease in geographic facility and technology costs; a $49 million decrease in variable compensation expense; a $41 million non-recurring decrease in bad debt expense; and reductions in other corporate expenses.

Accenture said that its board of directors approved the filing of a shelf registration statement with the U.S. Securities and Exchange Commission that will allow the company to register 100 million shares of its common stock. Harry You, Accenture chief financial officer, said, “Filing the shelf registration statement allows us to be ready to undertake a secondary offering or other share management program transactions as market conditions and our performance in the future may allow.”

As a result of workforce actions taken in the third quarter of fiscal year 2003, the company expects to expense approximately $60 million in severance costs net of payroll savings during the third quarter and anticipates that it will have approximately $60 million in payroll savings in the fourth quarter.

Accenture expects earnings per share for the third quarter, ending May 31, 2003, to be in the range of $0.24 to $0.26 and net revenues for the quarter to be in a range of negative 2 percent to 2 percent. Accenture expects earnings per share for the full fiscal year to be in a range of $0.98 to $1.05 and continues to target fiscal year earnings per share of $1.05. The company continues to expect net revenue growth of 0 to 2 percent for the full fiscal year 2003.

Standard & Poor’s Core Earnings*

As first reported last quarter, in order to provide investors with an additional perspective, Accenture presents core earnings using Standard & Poor’s Core Earnings* methodology in addition to reporting earnings on a GAAP basis. Accenture’s S&P Core Earnings* calculation principally reflects adjustments to add back minority interest, includes stock option and related compensation expense and excludes non-operational items such as net losses on investments.

For the three months ended Feb. 28, 2003, Accenture’s core earnings were $208 million, or $0.21 per fully diluted share, compared with $180 million, or $0.17 per fully diluted share, for the comparable period in the prior fiscal year. Accenture’s core earnings per share of $0.21 compare with reported fully diluted earnings per share of $0.25, primarily reflecting the impact of stock options and the company’s employee share purchase plan. Accenture’s core earnings were calculated in consultation with Standard & Poor’s Corporate Value Consulting division to ensure consistency with the S&P Core Earnings* methodology. (A full reconciliation to GAAP earnings with notes is attached.)

Conference Call

Accenture will host a conference call at 8:00 a.m. EDT today to discuss its second-quarter fiscal 2003 financial results. To participate, please dial +1 (877) 260-8900 [+1 (651) 291-0344 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com and via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering the passcode 677615 from 1:15 p.m. EDT Monday, April 14 through 11:59 p.m. EDT Monday, April 28.

About Accenture

Accenture is the world’s leading management consulting and technology services company. Committed to delivering innovation, Accenture collaborates with its clients to help them realize their visions and create tangible value. With deep industry expertise, broad global resources and proven experience in consulting and outsourcing, Accenture can mobilize the right people, skills, alliances and technologies. With more than 75,000 people in 47 countries, the company generated net revenues of $11.6 billion for the fiscal year ended August 31, 2002. Its home page is www.accenture.com.

This press release contains forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. This press release does not constitute an offer of any securities for sale.

###

Contact:

Roxanne Taylor

Accenture

+1 (917) 452 5106

roxanne.taylor@accenture.com

ACCENTURE LTD

CONSOLIDATED INCOME STATEMENT

For the Three Months Ended February 28, 2003 and 2002

(In thousands of U.S. dollars, except share and per share data)

(Unaudited)

	2003		2002
		% of Net Revenues		% of Net Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$2,826,196	100%	$2,913,289	100%
Reimbursements	362,827	13%	415,148	14%

Revenues	3,189,023	113%	3,328,437	114%

OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	1,816,706	64%	1,708,108	59%
Reimbursable expenses	362,827	13%	415,148	14%

Cost of services	2,179,533	77%	2,123,256	73%
Sales and marketing	369,631	13%	398,900	14%
General and administrative costs	272,038	10%	418,002	14%

Total operating expenses	2,821,202	100%	2,940,158	101%

OPERATING INCOME	367,821	13%	388,279	13%
Gain (loss) on investments, net	1,465	0%	(210,951)	(7%)
Interest income	10,824	0%	9,255	0%
Interest expense	(4,501)	0%	(13,774)	0%
Other income	27,385	1%	9,689	0%
Equity in losses of affiliates	(9)	0%	(12,664)	0%

INCOME BEFORE TAXES	402,985	14%	169,834	6%
Provision for taxes	153,134	5%	145,057	5%

INCOME BEFORE MINORITY INTEREST	249,851	9%	24,777	1%
Minority interest	(131,130)	(5%)	(14,166)	0%

NET INCOME	$118,721	4%	$10,611	0%

EARNINGS PER SHARE:
—Basic	$0.25		$0.03

—Diluted	$0.25		$0.02

ADJUSTED TO EXCLUDE LOSS ON INVESTMENTS, NET (A)

INCOME BEFORE MINORITY INTEREST AS REPORTED UNDER GAAP	$249,851	$24,777
Add Back: Loss on investments, net of tax	—	211,350

ADJUSTED INCOME BEFORE MINORITY INTEREST	$249,851	$236,127	(A)

ADJUSTED EARNINGS PER SHARE:
—Basic	$0.25	$0.24	(A)

—Diluted	$0.25	$0.23	(A)

WEIGHTED AVERAGE SHARES:
—Basic	467,077,408	409,576,609
—Diluted	997,771,990	1,035,794,758

(A) Adjusted Income Before Minority Interest and Adjusted Earnings Per Share are non-GAAP financial measures.

ACCENTURE LTD

CONSOLIDATED INCOME STATEMENT

For the Six Months Ended February 28, 2003 and 2002

(In thousands of U.S. dollars, except share and per share data)

(Unaudited)

	2003		2002
		% of Net Revenues			% of Net Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$5,756,154	100%	$5,901,919		100%
Reimbursements	760,316	13%	767,840		13%

Revenues	6,516,470	113%	6,669,759		113%
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	3,590,903	62%	3,514,289		60%
Reimbursable expenses	760,316	13%	767,840		13%

Cost of services	4,351,219	76%	4,282,129		73%
Sales and marketing	725,464	13%	759,135		13%
General and administrative costs	642,769	11%	825,959		14%

Total operating expenses	5,719,452	99%	5,867,223		99%

OPERATING INCOME	797,018	14%	802,536		14%
Gain (loss) on investments, net	5,270	0%	(305,688)		(5%)
Interest income	19,917	0%	24,040		0%
Interest expense	(11,037)	0%	(23,544)		0%
Other income	25,610	0%	1,756		0%
Equity in losses of affiliates	(539)	0%	(6,463)		0%

INCOME BEFORE TAXES	836,239	15%	492,637		8%
Provision for taxes	317,771	6%	267,722		5%

INCOME BEFORE MINORITY INTEREST	518,468	9%	224,915		4%
Minority interest	(272,876)	(5%)	(132,628)		(2%)

NET INCOME	$245,592	4%	$92,287		2%

EARNINGS PER SHARE:
—Basic	$0.53		$0.23

—Diluted	$0.52		$0.22

ADJUSTED TO EXCLUDE LOSS ON INVESTMENTS, NET (A)
INCOME BEFORE MINORITY INTEREST AS REPORTED UNDER GAAP	$518,468		$224,915
Add Back: Loss on investments, net of tax	—		269,387	(A)

ADJUSTED INCOME BEFORE MINORITY INTEREST	$518,468		$494,302

ADJUSTED EARNINGS PER SHARE:
—Basic	$0.53		$0.50	(A)

—Diluted	$0.52		$0.48	(A)

WEIGHTED AVERAGE SHARES:
—Basic	467,598,703		410,027,002
—Diluted	1,000,088,568		1,027,557,818

(A)  Adjusted Income Before Minority Interest and Adjusted Earnings Per Share are non-GAAP financial measures.

ACCENTURE LTD

SUMMARY OF REVENUES

For the Three and Six Months Ended February 28, 2003 and 2002

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended February 28,		Percent increase/ (decrease) US$	Percent increase/ (decrease) Local currency	Percent of Total 2003 Net Revenues
	2003	2002
OPERATING GROUPS
Communication & High Tech	$786,444	$751,366	5%		28%
Financial Services	570,249	597,414	(5)%		20%
Government	361,560	323,687	12%		13%
Products	642,190	712,200	(10)%		23%
Resources	463,717	525.431	(12)%		16%
Other	2,036	3,191	(36)%		0%

TOTAL Net Revenues	2,826,196	2,913,289	(3)%		100%

Reimbursements	362,827	415,148	(13)%

TOTAL REVENUES	$3,189,023	$3,328,437	(4)%

GEOGRAPHY
Americas	$1,345,433	$1,470,726	(9)%	(6)%	47%
EMEA	1,289,872	1,264,846	2%	(13)%	46%
Asia Pacific	190,892	177,717	7%	0%	7%

TOTAL Net Revenues	2,826,196	2,913,289	(3)%	(9)%	100%

Reimbursements	362,827	415,148	(13)%

TOTAL REVENUES	$3,189,023	$3,328,437	(4)%

	Six Months Ended February 28,		Percent increase/ (decrease) US$	Percent increase/ (decrease) Local currency	Percent of Total 2003 Net Revenues
	2003	2002
OPERATING GROUPS
Communication & High Tech	$1,616,451	$1,494,581	8%		28%
Financial Services	1,172,171	1,246,781	(6)%		20%
Government	720,498	660,206	9%		13%
Products	1,291,808	1,429,369	(10)%		22%
Resources	950,985	1,066,339	(11)%		17%
Other	4,241	4,643	(9)%		0%

TOTAL Net Revenues	5,756,154	5,901,919	(2)%		100%

Reimbursements	760,316	767,840	(1)%

TOTAL REVENUES	$6,516,470	$6,669,759	(2)%

GEOGRAPHY
Americas	$2,737,727	$2,912,064	(6)%	(4)%	48%
EMEA	2,620,499	2,591,292	1%	(9)%	45%
Asia Pacific	397,928	398,563	0%	(4)%	7%

TOTAL Net Revenues	5,756,154	5,901,919	(2)%	(6)%	100%

Reimbursements	760,316	767,840	(1)%

TOTAL REVENUES	$6,516,470	$6,669,759	(2)%

ACCENTURE LTD

CONSOLIDATED BALANCE SHEETS

February 28, 2003 and August 31, 2002

(In thousands of U.S. dollars)

	February 28, 2003	August 31, 2002
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,684,576	$1,316,976
Restricted cash	5,588	79,445
Receivables from clients, net	1,392,494	1,330,642
Unbilled services	923,169	774,214
Other current assets	496,804	559,811

Total current assets	4,502,631	4,061,088

NON-CURRENT ASSETS:
Investments	47,114	76,017
Property and equipment, net	665,946	716,504
Other non-current assets	635,804	625,339

Total non-current assets	1,348,864	1,417,860

TOTAL ASSETS	$5,851,495	$5,478,948

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term debt	$55,091	$63,099
Accounts payable	363,022	450,208
Deferred revenue	647,181	543,917
Accrued payroll and related benefits	1,150,280	1,139,887
Other accrued liabilities	1,084,051	1,129,951

Total current liabilities	3,299,625	3,327,062

NON-CURRENT LIABILITIES:
Long-term debt	3,824	3,428
Other non-current liabilities	1,266,163	1,190,436

Total non-current liabilities	1,269,987	1,193,864

MINORITY INTEREST	685,668	519,396

EQUITY:
Shareholders’ equity	596,215	438,626

Total equity	596,215	438,626

TOTAL LIABILITIES AND EQUITY	$5,851,495	$5,478,948

ACCENTURE LTD CORE EARNINGS CALCULATION USING STANDARD & POOR’S CORE EARNINGS* METHODOLOGY For the Three Months Ended February 28, 2003 and 2002 (In thousands of U.S. dollars) (Unaudited)
	2003	2002	Notes
Net Income	$118,721	$10,611

S&P Core Earnings* Adjustments
Minority interest relating to Accenture SCA and Accenture Canada Holdings, Inc. (net of tax)	131,798	14,166	[A	]

	250,519	24,777

Include:
Employee stock option and share purchase plan expense	(45,547)	(88,629)	[B	]
Pension adjustments	(4,644)	(5,923)	[C	]

Exclude:
(Gain) loss on investments, net, excluding SFAS 133	(1,450)	218,076	[D	]

(Gain) loss on disposal of property and equipment	(10,829)	8,239	[E	]

S&P Core Earnings* Adjustments before taxes	(62,470)	131,763
Tax effect	19,587	23,617	[F	]

S&P Core Earnings* Adjustments, net	(42,883)	155,380

S&P Core Earnings*	$207,636	$180,157

EPS, S&P Core Earnings* (Diluted)	$0.21	$0.17

EPS, GAAP (Diluted)	$0.25	$0.02

Weighted Average Diluted Shares Outstanding	997,771,990	1,035,794,758	[G	]

S&P Core Earnings* and EPS, S&P Core Earnings* (Diluted) are non-GAAP financial measures.

ACCENTURE LTD CORE EARNINGS CALCULATION USING STANDARD & POOR’S CORE EARNINGS* METHODOLOGY For the Six Months Ended February 28, 2003 and 2002 (In thousands of U.S. dollars) (Unaudited)
	2003	2002	Notes
Net Income	$245,592	$92,287
S&P Core Earnings* Adjustments
Minority interest relating to Accenture SCA and Accenture Canada Holdings, Inc. (net of tax)	274,064	132,628	[A	]

	519,656	224,915
Include:
Employee stock option and share purchase plan expense	(105,331)	(173,417)	[B	]
Pension adjustments	(10,085)	(11,846)	[C	]

Exclude:

(Gain) loss on investments, net, excluding SFAS 133	(5,222)	304,561	[D	]

(Gain) loss on disposal of property and equipment	(6,592)	16,821	[E	]

S&P Core Earnings* Adjustments before taxes	(127,230)	136,119
Tax effect	39,264	17,853	[F	]

S&P Core Earnings* Adjustments, net	(87,966)	153,972

S&P Core Earnings*	$431,690	$378,887

EPS, S&P Core Earnings* (Diluted)	$0.43	$0.37

EPS, GAAP (Diluted)	$0.52	$0.22

Weighted Average Diluted Shares Outstanding	1,000,088,568	1,027,557,818	[G	]

S&P Core Earnings* and EPS, S&P Core Earnings* (Diluted) are non-GAAP financial measures.

NOTES TO STANDARD & POOR’S CORE EARNINGS* ADJUSTMENTS

(Unaudited)

[A]	Some of our partners and former partners and their permitted transferees own shares in our subsidiary Accenture SCA and in our subsidiary Accenture Canada Holdings, Inc., which are non transferable except by exchange for shares in Accenture Ltd (or for cash at the Company’s option). The shareholders of Accenture SCA and Accenture Canada Holdings, Inc. have substantially the same rights and economic interests as Accenture Ltd shareholders and are subject to the same restrictions. In addition, we view and operate the business as a single enterprise. We similarly focus on the results of Accenture as a whole as we believe that this better reflects the substance of the overall Accenture corporate structure. Therefore, the minority interest related to these shareholders is added back. Net income before Minority interest is also consistent with diluted shares, which assume the conversion of all minority Accenture SCA and Accenture Canada Holdings Inc. shares on a one for one basis.

[B]	As we elect to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for employee share options and purchase plans rather than the alternative fair value accounting provided for under SFAS 123, “Accounting for Stock-Based Compensation,” in which stock options and purchase plans are expensed, we have deducted the amount as computed under SFAS 123 in accordance with the S&P Core Earnings* methodology. The impact of income taxes and minority interests is shown in the following table:

	Three Months Ended February 28,		Six Months Ended February 28,
	2003	2002	2003	2002
Employee stock option and purchase plan expense before tax and minority interest	$45,547	$88,629	$105,331	$173,417
Income tax benefit	(13,664)	(26,589)	(31,599)	(52,025)
Minority interest	(16,774)	(36,752)	(38,879)	(71,913)

Employee stock option and purchase plan expense net of tax and minority interest	$15,109	$25,288	$34,853	$49,479

[C]	Under the S&P Core Earnings* methodology, pension service costs and interest costs (to the extent that interest cost exceeds actual returns on assets) are included in the Company’s core earnings. Other items like expected returns on plan assets and amortization of prior service costs are not included in the S&P Core Earnings* methodology. Actual returns were not positive and the pension expense computed under generally accepted accounting principles has been adjusted to reflect service and interest costs.

[D]	Under the S&P Core Earnings* methodology, investment gains and losses are not considered a part of the Company’s normal, or core, business. As such, these items are excluded from S&P Core Earnings*. No adjustment is required for SFAS 133 items for purposes of calculating S&P Core Earnings*. The adjustment represents Gain (loss) on investments, net as reported under generally accepted accounting principles adjusted for a SFAS No. 133 gain of $15 and $7,125 for the three months ended February 28, 2003 and 2002, respectively, and a SFAS No. 133 gain and loss of $49 and ($1,127) for the six months ended February 28, 2003 and 2002, respectively.

[E]	Under the S&P Core Earnings* methodology, gains and losses on disposal of property, plant and equipment are excluded from core earnings.

[F]	Under the S&P Core Earnings* methodology, we have applied the statutory federal tax rate of 35% to the S&P Core Earnings* adjustments with the exception of stock options and purchase plans and certain investment losses. Stock options and purchase plans are tax affected using a 30% tax rate, which is consistent with the rate used in our financial statement disclosures and represents our best estimate of the tax benefit related to stock options and purchase plans. For the three and six months ended February 28, 2002, investment writedowns totaling $211,900 were not tax effected for financial statement purposes, as the tax benefits, if any, for these losses are not expected to be realized.

[G]	Diluted shares outstanding represent average shares outstanding for purposes of computing Diluted Earnings Per Share under generally accepted accounting standards, as well as Diluted Earnings Per Share under S&P Core Earnings* methodology.

*	Standard & Poor’s Corporate Value Consulting (“S&P CVC”) has reviewed Accenture’s calculation of Core Earnings for consistency with Standard & Poor’s Core Earnings methodology. This review was based solely on financial information generated by Accenture; Standard & Poor’s has not conducted any review or undertaken to investigate or verify, and is not responsible for, the basis, adequacy, accuracy or completeness of the information used in Accenture’s calculation of Core Earnings. Standard & Poor’s review has been limited solely to the application of the Standard & Poor’s Core Earnings methodology to the specific financial information generated, prepared and provided by Accenture; Standard & Poor’s makes no representation as to the adequacy or accuracy of Accenture’s financial information used in the calculation. Standard & Poor’s has no duty to update its review of Accenture’s calculation of Core Earnings. Standard & Poor’s Core Earnings methodology is published on Standard & Poor’s web site at www.standardandpoors.com.